Exhibit 99.1

                NEWS RELEASE
                             For Immediate Release

DARLING INTERNATIONAL ANNOUNCES
FIRST QUARTER 2009 RESULTS

May 14, 2009 – IRVING, TEXAS  –  Darling International Inc. (NYSE: DAR) today reported first quarter net income of $4.8 million, or $0.06 per share, for the first quarter ended April 4, 2009.  Sales and results of operations for the first quarter as compared to the same period of the prior year are as follows:

For the first quarter of 2009, the Company reported net sales of $133.0 million as compared to $202.0 million for the first quarter of 2008.  Lower finished product prices and reduced raw material volume accounted for the majority of the $69.0 million decrease.

Net Income for the first quarter of 2009 decreased to $4.8 million, or $0.06 per share, as compared to $21.5 million, or $0.26 per share, for the 2008 comparable period.  The $16.7 million decrease in net income for the first quarter resulted primarily from lower finished product prices and decreases in both volume and yield of raw material, which were partially offset by lower energy costs related to natural gas and diesel fuel.

Darling International Inc. Chairman and Chief Executive Officer Randall Stuewe said “We are off to an improved start in first quarter 2009 versus the challenges we faced in the fourth quarter 2008.  The major optics of our business are presently favorable relative to history, however, raw material volumes remain sluggish.  Overall, we are pleased with our performance in first quarter as we were able to reduce our operating costs to compensate for the lower input volumes.”

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Darling International will host a conference call to discuss the Company’s first quarter 2009 financial results at 10:00 am Eastern Time (9:00 am Central Time) on Friday, May 15, 2009.
To listen to the conference call, participants calling from within North America should dial 800-860-2442; international participants should dial 412-858-4600.  Please refer to access code 430571.  Please call approximately ten minutes before the start of the call to ensure that you are connected.

The call will also be available as a live audio webcast that can be accessed on the company website at http://www.darlingii.com/investors.aspx.  Beginning two hours after its completion, a replay of the call can be accessed until May 29, 2009, by dialing 877-344-7529 domestically, or 412-317-0088 if outside North America.  The access code for the replay 430571.  The conference call will also be archived on the Company’s website.

Darling International Inc. is the largest publicly traded, food processing by-products recycling company in the United States. The Company recycles used restaurant cooking oil and by-products from the beef, pork and poultry processing industries into useable products such as tallow, feed-grade fats, meat and bone meal, and hides. These products are primarily sold to agricultural, leather, oleo-chemical and bio-diesel manufacturers around the world.  In addition, the Company provides grease trap collection services and sells equipment to restaurants.

For additional information, visit the Company’s web site at http://www.darlingii.com.

{This media release contains forward-looking statements regarding the business operations and prospects of Darling and industry factors affecting it. These statements are identified by words such as "may," "will,"  " begin, " " look forward, "  "expect," "believe," "intend," "anticipate," "should", "estimate," “continue," “momentum” and other words referring to events to occur in the future. These statements reflect Darling's current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including the unprecedented turmoil existing in world financial, credit, commodities and stock markets,  a decline in consumer confidence and discretionary spending,  the general performance of the U.S. economy, and global demands for grain and oilseed commodities, which have exhibited volatility, and bio-fuels that could cause actual results to differ materially from those projected in the forward-looking statements. Other risks and uncertainties regarding Darling, its business and the industry in which it operates are referenced from time to time in the Company’s filings with the Securities and Exchange Commission.  Darling is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

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Darling International Inc.
Consolidated Operating Results
For the Periods Ended April 4, 2009 and March 29, 2008
(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	April 4 2009	March 29 2008	$ Change Favorable/ (Unfavorable)
Net sales	$133,000	$201,956	$(68,956)
Costs and expenses:
Cost of sales and operating expenses	103,543	146,296	42,753
Selling, general and administrative expenses	14,757	14,701	(56)
Depreciation and amortization	5,937	5,792	(145)
Total costs and expenses	124,237	166,789	42,552

Operating income/(loss)	8,763	35,167	(26,404)

Other income/(expense):
Interest expense	(658)	(845)	187
Other, net	(237)	167	(404)
Total other income/(expense)	(895)	(678)	(217)

Income/(Loss) from operations before income taxes	7,868	34,489	(26,621)
Income taxes	(3,058)	(13,028)	9,970
Net income	$4,810	$21,461	$(16,651)

Basic income per share:	$0.06	$0.26	$(0.20)
Diluted income per share:	$0.06	$0.26	$(0.20)

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FOR MORE INFORMATION CONTACT:
John O. Muse, Executive Vice President of	251 O’Connor Ridge Blvd., Suite 300
Finance and Administration, or	Irving, Texas 75038
Brad Phillips, Treasurer	Phone: 972-717-0300